KPMG LLP
345 Park Avenue
New York, NY 10154


June 26, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

RE: Citigroup Emerging CTA Portfolio L.P. (Commission File No. 000-53211)

We were previously principal accountants for Citigroup Emerging CTA Portfolio L.P. and, under the date of March 24, 2008, we reported on the financial statements of Citigroup Emerging CTA Portfolio L.P. as of and for the years ended December 31, 2007 and 2006. On June 26, 2008, we were dismissed. We have read Citigroup Emerging CTA Portfolio L.P.'s statements included under Item 4.01 of its Form 8-K dated June 26, 2008, and we agree with such statements, except that we are not in a position to agree or disagree with the statements included under Item 4.01(b).

Very truly yours,

/s/ KPMG LLP